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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the references to our firm under the caption "Experts" and "Selected Historical Consolidated Financial and Other Data" and to the use of our report dated January 27, 1998, except for Note 12 as to which the date is March 31, 1998, in the Registration Statement (Form S-4) and the related Prospectus of Concentric Network Corporation for the registration of $150 million 13 1/2% Series B Senior Redeemable Exchangeable Preferred Stock due 2010.


                                          /s/ Ernst & Young LLP

San Jose, California
July 1, 1998